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                                                                    EXHIBIT 21.1





                         SUBSIDIARIES OF ALKERMES, INC.



                     Registrant                           Percentage          State or Country of
                     ----------                           Ownership         Incorporation/Formation
                                                          ---------         -----------------------
       Alkermes Controlled Therapeutics, Inc.                100%                Pennsylvania
      Alkermes Controlled Therapeutics Inc. II               100%                Pennsylvania
         Alkermes Development Corporation II                 100%                  Delaware
         Advanced Inhalation Research, Inc.                  100%                  Delaware
                Alkermes Europe, Ltd.                        100%               United Kingdom
             Alkermes Investments, Inc.                      100%                  Delaware